EXHIBIT 99.1

RENAVOTIO, INC. (RIII) LOOKS TO NEW OPPORTUNITIES WITH INFRASTRUCTURE BILL PASSAGE

Tulsa, OK – Newsfile Corp. – November 8, 2021 — Renavotio, Inc. (OTCQB: RIII) (the “Company”), an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, IoT, water, waste management technology, and related industries, announced today that the final passage of the infrastructure bill opens up new opportunities for the Company.

The passage of the over $1 Trillion dollar federal infrastructure bill on Friday November 5, was approved both by the Senate on August 10 and the House on November 5 with a Bi-Partisan vote and could open up opportunities for Renavotio. The over $1 Trillion dollar package has two major takeaways for Renavotio.

•	Makes the largest investment in clean drinking water and waste water infrastructure in American history, to deliver clean water to millions of families

•	Ensures Americans have access to reliable high-speed internet

The bill allocates $55 billion dollars for clean water that could include new distribution systems for both water and sewer. There is also $65 billion dollars to ensure Americans access to reliable high-speed internet with an historic investment in broadband infrastructure deployment. Renavotio’s primary expansion, both organically and thru acquisitions, is in a rural belt running from Eastern Missouri thru Southern Kansas, Colorado, Northern Oklahoma eastern New Mexico and Northern Texas, which could benefit from the allocation of these funds.

Renavotio's wholly owned subsidiary, Utility Management Corp, and its wholly owned subsidiary, Cross-Bo Construction, LLC, have recently consolidated operations at the Company’s command center located in Ochelata, OK, North of Tulsa Oklahoma. The Company is in the process of recruiting a new President for Cross-Bo Construction, LLC that will have engineering, construction, fiber optic and 5G knowledge. The Company anticipates multiple bidding opportunities across its targeted territory and is now focused on both bidding opportunities and potential acquisitions in the infrastructure space.

Billy Robinson, Renavotio’s Chief Executive Officer, commented: “With the passage of the infrastructure bill, Renavotio has been laying the groundwork for growing both organically and with its plan to hire management with engineering and Telcom experience, upgrade equipment, and continue to expand our operating facilities. This will allow us to seek out new bidding opportunities on infrastructure and Telcom in our regional footprint. with the plan to bring on new skilled management, upgrade equipment and to expand our operating facilities. This will allow us to seek out new bidding opportunities on infrastructure in our regional footprint. With the completion of our test program in fiber optic installation, we are now focused on the desire and need of federal and state governments to expand rural fiber optic and 5G for rural internet service providers, or (“ISP”). Both the existing grant and funding programs and commercial opportunities present an untapped revenue stream for the Company.”

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About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) an infrastructure investment company focused on opportunities, including medical protective equipment, 5G, ISP, utility construction, utility management, the internet of all things, “(IoT”), water, waste management technology, and related industries. The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com.

For additional information on Renavotio, please visit: www.renavotio.com.

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Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including, but not limited to, statements relating to the Company’s opportunities with respect to passage of the Infrastructure bill. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

Email: brobinson@renavotio.com
Telephone: 1-888-928-1312

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